Exhibit 12.1

                                                Computation of Ratio of Earnings to
                                                           Fixed Charges
                                                          (In Thousands)

                                                    Six Months ended              Fiscal  Year ended June 30,
                                                   ------------------   ------------------------------------------------
                                                   December 31, 2004      2004      2003      2002       2001      2000
                                                   ------------------   ------------------------------------------------
Earnings:
Pre-tax income from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity
 investees                                                    21,554    46,598    40,595    43,918    (26,757)   10,333
Less: Losses from minority interest                                -         -         -      (450)    (9,106)   (2,027)
Less: Equity investment income/(loss)                              -         -         -         -        (83)      (19)
                                                   ------------------   ------------------------------------------------
Total Earnings                                                21,554    46,598    40,595    43,468    (35,780)    8,287
                                                   ------------------   ------------------------------------------------

Fixed Charges:
Interest Expense                                              10,425     7,715       238       435      1,263       133
Estimated interest component of rent Expense                   1,373     2,260     2,557     2,169      2,517     1,308
                                                   ------------------   ------------------------------------------------
Total Fixed Charges                                           11,798     9,975     2,795     2,604      3,780     1,441
                                                   ------------------   ------------------------------------------------


                                                   ------------------   ------------------------------------------------
Ratio of earnings to fixed charges                              2.83      5.67     15.52     17.69         NM      6.75
                                                   ==================   ================================================


(1) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the year ended June 30, 2001, earnings were insufficient to cover fixed charges of $3.8 million.